Exhibit 99.1

FORESTAR REPORTS FISCAL 2026 FIRST QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - January 20, 2026 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its first fiscal quarter ended December 31, 2025.

Fiscal 2026 First Quarter Highlights
As of or for the quarter ended December 31, 2025, unless otherwise noted
All comparisons to the prior year quarter

•Net income totaled $15.4 million or $0.30 per diluted share
•Pre-tax income of $20.8 million
•Consolidated revenues increased 9% to $273.0 million on 1,944 lots sold
•Owned and controlled 101,000 lots
•24,100 lots contracted for sale representing $2.2 billion of future revenue
•Real estate of $2.9 billion
•Net debt to total capital ratio of 24.6%
•Return on equity of 9.8% for the trailing twelve months ended December 31, 2025
•Book value per share increased 10% to $35.10

Financial Results
Net income for the first quarter of fiscal 2026 decreased 7% to $15.4 million, or $0.30 per diluted share, compared to $16.5 million, or $0.32 per diluted share, in the same quarter of fiscal 2025. Pre-tax income for the quarter decreased 5% to $20.8 million from $21.9 million in the same quarter of fiscal 2025. Revenues for the first quarter increased 9% to $273.0 million from $250.4 million in the same quarter of fiscal 2025.

The Company’s return on equity was 9.8% for the trailing twelve months ended December 31, 2025. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the first quarter decreased 17% to 1,944 lots compared to 2,333 lots in the same quarter of fiscal 2025. During the first quarter of fiscal 2026, Forestar sold 317 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”) compared to 221 lots in the prior year quarter. Lots sold to customers other than D.R. Horton in the current year quarter included 146 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date.

The Company’s lot position at December 31, 2025 was 101,000 lots, of which 65,600 were owned and 35,400 were controlled through land and lot purchase contracts. Lots owned at December 31, 2025 included 10,400 that were fully developed. Of the Company’s owned lot position at December 31, 2025, 24,100 lots, or 37%, were under contract to be sold, representing approximately $2.2 billion of future revenue. Another 18,100 lots, or 28%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at December 31, 2025.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $211.7 million of unrestricted cash and $607.6 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $819.3 million. Debt at December 31, 2025 totaled $793.2 million, with no senior note maturities in the next twelve months. The Company’s net debt to total capital ratio at the end of the quarter was 24.6%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team delivered increased revenues compared to the prior year quarter and maintained strong liquidity through disciplined inventory investment amid ongoing affordability constraints and cautious consumer sentiment that continue to impact the pace of new home sales. We are focused on maximizing returns in each of our projects by aligning the pace and price of lot sales with the timing of our investments to meet demand. In fiscal 2026, we still expect to deliver between 14,000 and 15,000 lots, generating $1.6 billion to $1.7 billion of revenue.

“Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry. Our strong balance sheet and liquidity allow us to remain agile and resilient through changing market conditions. We expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue. We plan to maintain our disciplined approach to capital allocation while positioning Forestar for growth and driving long-term value for our shareholders.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, January 20) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 401294, and the call will also be webcast from the Company’s website at investor.forestar.com.

Second Quarter Conference Call
The Company plans to release financial results for its second quarter ended March 31, 2026 on April 21, 2026 before the market opens. The Company will host a conference call that morning at 11:00 a.m. Eastern Time. Details on how to access the conference call will be available at a later date.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 64 markets and 23 states. Based in Arlington, Texas, the Company delivered more than 13,800 residential lots during the twelve-month period ended December 31, 2025. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we still expect to deliver between 14,000 and 15,000 lots, generating $1.6 billion to $1.7 billion of revenue; Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry; our strong balance sheet and liquidity allow us to remain agile and resilient through changing market conditions; we expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue; and we plan to maintain our disciplined approach to capital allocation while positioning Forestar for growth and driving long-term value for our shareholders.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the effect of information technology failures and the risk of cybersecurity incidents and the failure to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the effects of changes in income tax and securities law; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K which is filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	December 31, 2025	September 30, 2025
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$211.7	$379.2
Real estate	2,850.5	2,645.1
Property and equipment, net	7.8	8.1
Other assets	106.6	104.6
Total assets	$3,176.6	$3,137.0
LIABILITIES
Accounts payable	$80.1	$71.0
Accrued development costs	131.6	131.8
Earnest money on sales contracts	210.0	193.3
Deferred tax liability, net	87.4	86.2
Accrued expenses and other liabilities	87.3	83.1
Debt	793.2	802.7
Total liabilities	1,389.6	1,368.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,885,325 and 50,833,171 shares issued and outstanding at December 31, 2025 and September 30, 2025, respectively	50.9	50.8
Additional paid-in capital	673.6	671.0
Retained earnings	1,061.5	1,046.1
Stockholders' equity	1,786.0	1,767.9
Noncontrolling interests	1.0	1.0
Total equity	1,787.0	1,768.9
Total liabilities and equity	$3,176.6	$3,137.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2025	2024
	(In millions, except per share amounts)
Revenues	$273.0	$250.4
Cost of sales	218.0	195.4
Selling, general and administrative expense	36.5	36.0
Equity in earnings of unconsolidated ventures	—	(0.6)
Interest and other income	(2.3)	(2.3)
Income before income taxes	20.8	21.9
Income tax expense	5.4	5.4
Net income	$15.4	$16.5

Basic net income per common share	$0.30	$0.32
Weighted average number of common shares	51.0	50.8

Diluted net income per common share	$0.30	$0.32
Adjusted weighted average number of common shares	51.2	51.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended December 31,
	2025	2024
	(In millions)
Residential lot sales:
Development projects	$231.1	$241.0
Lot banking projects	4.1	5.2
Decrease in contract liabilities	—	1.2
	235.2	247.4
Tract sales and other	37.8	3.0
Total revenues	$273.0	$250.4

	RESIDENTIAL LOTS SOLD
	Three Months Ended December 31,
	2025	2024
Development projects	1,900	2,291
Lot banking projects	44	42
	1,944	2,333

Average sales price per lot (1)	$121,000	$105,500

	LOT POSITION
	December 31, 2025	September 30, 2025
Lots owned	65,600	65,100
Lots controlled under land and lot purchase contracts	35,400	34,700
Total lots owned and controlled	101,000	99,800

Owned lots under contract to sell to D.R. Horton	22,600	22,800
Owned lots under contract to customers other than D.R. Horton	1,500	1,000
Total owned lots under contract	24,100	23,800

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements	18,100	17,600
Owned lots fully developed	10,400	8,900
_____________
(1)Excludes any impact from change in contract liabilities.